EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Intrexon Corporation, filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated May 10, 2013 relating to the financial statements of Immunologix, Inc., which appears in Amendment No. 1 to the Registration Statement on Form S-1/A of Intrexon Corporation (No. 333-189853). We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1/A of Intrexon Corporation incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

August 6, 2013